Exhibit 4.1

STOCK PURCHASE AND ESCROW AGREEMENT

FOR

REDTONE ASIA. INC.

THIS STOCK PURCHASE AND ESCROW AGREEMENT (this "Agreement") is made as of the day of August, 2021, by and among Bridgeview Capital Partners LLC, Corporation domiciled in New York, (the "Seller"), and [Chongyi Yang ] , a corporation domiciled in China (the "Purchaser"). The Seller, the Purchaser are sometimes referred to as the Party and collectively as the "Parties".

RECITALS

WHEREAS, Seller owns a total of 1,700,000 shares of Convertible Series A Preferred Stock in Redtone Aisa, Inc., a Nevada corporation ("RTAS", the "Company"), represented by stock certificate number 00I, and wishes to sell 1,700,000 of such shares (the "Preferred Shares").

WHEREAS, the Purchaser wishes to purchase all of the Preferred Shares for a total purchase price of $85 ,000 UDS (the "Purchase Price") based on the following terms:

(a)	Purchaser will deposit $85,000 USO into the account of Seller;

(b)	Seller will retain ownership of the Bridgeview Capital Partners LLC Convertible Note dated May 22, 2019

WHEREAS, the Seller proposes to sell the Preferred Shares to the Purchaser on the terms set forth herein and Purchaser wishes to purchase the Preferred Shares from the Seller on the terms set forth herein;

IN CONSIDERATION of the promises, representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which arc hereby acknowledged, the parties agree as follows:

1.	PURCHASE AND SALE AND CLOSING

1.1              Conditions to Closing. It is agreed that all of the funds consisting of $85,000 of the Purchase Price shall be remitted to the Seller and Preferred Shares shall be remitted to Purchaser as follows $40,000 upon signing, $25,000 in 30 days after signing and $20,000 in 90 days after signing. See Exhibit A for wire instructions.

1.2             Termination. In the event the sale and purchase of all of the Preferred Shares pursuant to this Agreement is not completed on or before _December 31_2021 this Agreement shall terminate.

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2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1            The Seller warrants, covenants, and represents to the Purchaser with the intention of inducing the Purchaser to enter into this Agreement that:

(a)            The Seller represents and warrants that the Preferred Shares being sold pursuant to this Agreement represent all of the shares ofRTAS Preferred Stock owned by the Seller.

(b)            Immediately prior to and at the Closing, the Seller has the legal right and authority to sell the Preferred Shares to the Purchaser and on the Closing Date and Seller shall transfer the Preferred Shares to the Purchaser free and clear of all liens, restrictions, covenants or adverse claims of any kind or character.

(c)            The Seller has the legal power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by the Seller hereunder and to consummate the transactions contemplated hereby and this Agreement has been validly executed by the Seller.

(d)            The Seller, during the past ninety (90) days, is a ten percent (10%) or greater shareholder or an "affiliate" of RTAS, as that term is defined in Rule 144 promulgated under the United States Securities Act of 1933, as amended (the "Securities Act").

(e)            To the best of Seller' knowledge, information and belief there are no circumstances that may result in any material adverse effect to RTAS or the value ofthe Preferred Shares that are now in existence or may hereafter arise.

(f)             The Seller agrees to execute and deliver such other documents and to perform such other acts as shall be necessary to effectuate the purposes of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1        The Purchaser represents and warrants to the Seller with the intention ofinducing the Seller to enter into this Agreement that:

(a)            The Purchaser as the legal power and authority to execute and deliver this Agreement and to consummate the transactions hereby contemplated and this Agreement has been validly executed by the Purchaser.

(b)            The Purchaser is acquiring the Preferred Shares as principal for the Purchaser's own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Preferred Shares.

4.	MISCELLANEOUS

4.1            The parties hereto acknowledge that they have obtained independent legal advice with respect to this Agreement and acknowledge that they fully understand the provisions of this Agreement.

4.2            Unless otherwise provided, all dollar amounts referred to in this Agreement are in United States Dollars.

4.3            There are no representations, warranties, collateral agreements, or conditions concerning the subject matter of this Agreement except as herein specified.

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4.4            The notice addresses of the Parties hereto are as follows:

Seller:

Purchaser:

4.5               Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Nevada located in Clark County, Nevada, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

4.6             The representations and warranties of the parties contained in this Agreement shall survive the closing of the purchase and sale of the Preferred Shares and shall continue in full force and effect for a period of one year.

4.7             This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

4.8             Delivery of an executed copy of this Agreement by electronic, facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

[Signature page to follow.}

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of date written below.

"SELLER"

Name: Bridgeview Capital Partners

Date: November 2021

"PURCHASER"

Name:

Date: November 2021

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